State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

140842987

9971947
HUNTER TAUBMAN WEISS LLP
130 W 42ND ST, STE 1050
NEW YORK NY 10036

06-17-2014

ATTN: LOUIS E TAUBMAN X

DESCRIPTION	AMOUNT
DIAMIR BIOSCIENCES CORP.	
5552524 0102S Incorp Delaware Stock Co.	
Incorporation Fee	22.00
Receiving/Indexing	25.00
Data Entry Fee	5.00
Court Municipality Fee, Dover	20.00
Surcharge Assessment-Kent County	6.00
Page Assessment-Kent County	18.00
Expedite Fee, 24 Hour	50.00
FILING TOTAL	146.00
TOTAL PAYMENTS	146.00
SERVICE REQUEST BALANCE	.00

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:14 PM 06/16/2014
FILED 03:14 PM 06/16/2014
SRV 140842987 - 5552524 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

1. <u>Name:</u> The name of this Corporation is DiamiR Biosciences Corp. (the "Corporation").

2. <u>Registered Office</u>: The address of the registered office of the Corporation, in the State of Delaware is c/o Incorporating Services, LTD, 3500 S Dupont Highway, Dover, Kent County, Delaware, 19901.

3. <u>Registered Agent:</u> The name and address of the registered agent for service of process on the Corporation in the State of Delaware is Incorporating Services, LTD, 3500 S Dupont Highway, Dover, Kent County, Delaware, 19901.

4. <u>Purpose:</u> The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

5. <u>Stock</u>: The amount of the total stock which the Corporation is authorized to issue is 100,000,000 shares of common stock, par value $0.001 and 10,000,000 shares of Preferred Stock, par value $0.001, whose rights and preferences will be later determined by the board. The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating optional, or other special rights, and qualifications, limitations or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but no above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

6. The name and mailing address of the incorporator is Louis E. Taubman, Hunter Taubman Weiss LLP, 130 W 42nd St, Suite 1050, New York, NY 10036.

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 16th day of June, A.D. 2014.

INCORPORATOR:

Name: Louis E. Taubman